Exhibit 28(j) (1) Under Form N-1A

Exhibit 23 Under Item 601/Reg S-K

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" in each Prospectus and "Independent Registered Public Accounting Firm" in each Statement of Additional Information in Post-Effective Amendment Number 25 to the Registration Statement (Form N-1A, No. 333-134468) of Federated MDT Series, and to the incorporation by reference of our reports, dated September 22, 2016, on Federated MDT All Cap Core Fund, Federated MDT Balanced Fund, Federated MDT Large Cap Growth Fund, Federated MDT Small Cap Core Fund and Federated MDT Small Cap Growth Fund (five of the portfolios constituting Federated MDT Series) included in the Annual Shareholder Reports for the year ended July 31, 2016.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

October 24, 2016